Exhibit 99.1

GEOPHARMA FINALIZES ACQUISITION OF DYNAMIC HEALTH PRODUCTS

OVER $90 MILLION IN ANNUALIZED COMBINED COMPANY REVENUES PROJECTED

LARGO, FL – October 17, 2007 – GeoPharma, Inc. (Nasdaq: GORX)—In a major step forward in GeoPharma’s business model, the company announced today that it has finalized the acquisition of Dynamic Health Products, Inc. (OTC BB:DYHP.OB) with all merger conditions satisfied.

Dynamic, a leading distributor in the sports nutrition product and performance drink industries, is a U.S. based cash-flow positive company with comparable gross margins presenting an attractive opportunity for widening the breadth of the overall Company and its existing distribution platform. GeoPharma has the ability to manufacture the majority of the products that Dynamic distributes. The combination of GeoPharma and Dynamic will bring economies of scale as gained from further vertical integration and improvements surrounding the expanded distribution points across the U.S. thus making this a well-diversified company. GeoPharma expects increased revenues, operating profits, productivity, cost savings on multiple levels, and an enhanced distribution platform supported by a highly experienced management team from both the companies having extensive industry knowledge in marketing, developing, manufacturing and distributing.

In explaining the significance of the Dynamic transaction to the Company, Mihir Taneja, CEO of GeoPharma remarked, “This deal creates a compelling value for our shareholders. Undoubtedly, our companies are stronger collectively than we are individually and we look forward to leveraging our obvious synergies to achieve greater shareholder value for all involved”.

Mr. Taneja further commented, “With 3000 SKU’s and over 5000 customers in its distribution-based business, Dynamic will expand and perfectly complement GeoPharma’s already flourishing manufacturing and distribution business segments”. Moreover, continued Taneja, “The combination of our two companies will allow for meaningful savings that currently tax each company as separate entities.

The company went on to state that the combined revenues of the two companies are expected to be in excess of $90 million on an annualized basis. Furthermore, the Company believes that the acquisition will be accretive within the first year of consolidated operations. Dynamic sales will begin to be recognized by GeoPharma during the 3rd fiscal quarter ending December 31st, 2007. Dynamic’s revenues for the six months ended September 30, 2007 were approximately $29.2 million.

Dynamic has displayed significant revenue growth over the last few years with its revenues skyrocketing from approximately $16 million in its fiscal year ending in March of 2005 to approximately $56.8 million in its fiscal year ended March 31, 2007. Recently, Dynamic was honored to be ranked number 9 in Entrepreneur magazine’s (August 2007 issue) HOT 500 list depicting America’s top fast-growth businesses and the entrepreneurs who built them.

About GeoPharma, Inc:

GeoPharma, Inc. is a rapidly growing pharmaceutical company specializing in the manufacturing and distribution of over-the-counter, nutritional, generic drug and functional food products. GeoPharma manufactures, packages and distributes private label dietary supplements, over-the-counter and generic drugs, as well as, health and beauty products for companies worldwide. This is accomplished by utilizing our four Florida-incorporated companies, Innovative Health Products, Inc., Libi Labs, Belcher Pharmaceuticals, Inc. and Breakthrough Engineered Nutrition, Inc. Innovative Health Products and Libi Labs specialize in the development and manufacturing of a broad range of nutritional supplements and cosmeceuticals. As a private-label contract manufacturer, we develop and manufacture for ourselves, and our customers, dietary supplements and health and beauty care products for distribution through various outlets. Belcher Pharmaceuticals, Inc is a state-of-the-art FDA-registered, drug development and manufacturing facility for generic and over-the-counter drugs. GeoPharma’s growth strategy is to capitalize on its manufacturing expertise to develop high margin generic or novel drugs for niche markets with high barriers to entry. GeoPharma’s competitive advantage lies in its ability to circumvent or overcome the challenges in these markets. For more about GeoPharma, Inc., go to our websites at www.geopharmainc.com, www.hoodiadexL10.com, and www.onlineihp.com

About Dynamic Health Products, Inc.

Dynamic is a distributor in the sports nutrition product and performance drink industries and is engaged in developing, wholesaling, and distributing a wide variety of non-prescription drugs, dietary supplements, vitamins, health foods, nutritional products, soft goods and other related products. Its wholly owned operating subsidiaries include Bob O’Leary Health Food Distributor Co., Inc., Dynamic Marketing I, Inc. and Herbal Health Products, Inc. For more about Dynamic Health Products and its subsidiaries go to our web sites at http://www.dyhp.biz, http://www.bossonline.net and http://www.dymark.com.

This press release may contain statements, which constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including those regarding the company and its subsidiaries’ expectations, intentions, strategies and beliefs pertaining to future performance. All statements contained herein are based upon information available to the company’s management as of the date hereof, and actual results may vary based upon future events, both within and without management’s control. Important factors that could cause such differences are described in the company’s periodic filings with the Securities and Exchange Commission.

Contact Information:

GeoPharma: Carol Dore-Falcone, Tel: 727-544-8866 x 244, E-mail: cdf@onlineihp.com